Exhibit 99.1

FOR IMMEDIATE RELEASE:	November 3, 2015
NW Natural Reports Results for the
Three and Nine Months Ended September 30, 2015
___________________________________________________

•	Improved results with consolidated net loss of $6.7 million for the third quarter of 2015, or $0.24 per share, compared to $8.7 million, or $0.32 per share, in 2014.

•	Added over 10,500 customers in the last twelve months with a customer growth rate of 1.5% at Sept. 30, 2015.

•	Ranked first in residential customer satisfaction for large gas utilities in the West and marks 14 consecutive years of posting top three scores (2014 J.D. Power and Associates Study).

•	Announced 60th consecutive year of dividend increases in the fourth quarter of 2015.

•	Decreased residential customer rates approximately 7% in Oregon and 14% in Washington effective Nov. 1, 2015.

•
Reaffirmed earnings guidance for 2015, which is expected to range from $1.77 to $1.97 per share or $2.10 to $2.30 per share excluding the effects of the first quarter $15.0 million pre-tax environmental charge.

___________________________________________________
PORTLAND, ORE.—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), reported a consolidated net loss of $6.7 million for the third quarter of 2015, or $0.24 per share, compared to a net loss of $8.7 million, or $0.32 per share, for the third quarter of 2014. Consolidated net income was $24.0 million, or $0.88 per share, for the first nine months of 2015, compared to net income of $30.2 million, or $1.11 per share, for the same period of 2014. Year-to-date results were impacted by a $15 million regulatory disallowance associated with a February 2015 Public Utility Commission of Oregon (OPUC) Order in the Company's Site Remediation and Recovery Mechanism (SRRM) docket. Excluding the disallowance, net income for the first nine months of 2015 increased $2.9 million to $33.1 million or $1.21 per share. The Company's results typically reflect a loss during the third quarter due to the impact of decreased heating requirements affecting utility results.

"Third quarter results were favorable with increased utility margin, continued customer growth, and lower operating expenses," said Gregg Kantor, Chief Executive Officer. "In addition, we once again ranked first in the J.D. Power residential customer satisfaction survey of large gas utilities in the West. We also announced a dividend increase for the fourth quarter of 2015, marking 60 consecutive years of increasing dividends paid. These achievements reflect our long-standing commitment to deliver excellent service to our customers and solid returns to our shareholders."

Consolidated Results
For the third quarter of 2015, consolidated net loss was $2.0 million lower compared to the same period last year. Improved results were primarily due to the following: a $1.5 million increase in utility margin, a $0.8 million increase in gas storage operating revenues, a $0.9 million decrease in operations and maintenance expense, and a $0.7 million decrease in interest expense.

The third quarter results are highlighted on the following table:

	Three Months Ended September 30,
	2015		2014
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Change
Net income (loss):
Utility segment	$(7,529)	$(0.28)	$(8,808)	$(0.32)	$1,279
Gas storage segment	799	0.04	2	—	797
Other	45	—	73	—	(28)
Consolidated net loss	$(6,685)	$(0.24)	$(8,733)	$(0.32)	$2,048
Utility margin	$51,619		$50,134		$1,485
Gas storage operating revenues	5,596		4,782		814

For the first nine months of 2015, consolidated net income decreased $6.2 million compared to the same period last year primarily due to a $9.1 million after-tax charge resulting from the disallowance associated with the February 2015 OPUC Order in our SRRM docket. Excluding the charge, consolidated net income increased $2.9 million due to a $2.7 million increase in utility margin, a $4.9 million increase in other income, and a $3.0 million decrease in interest expense. These positive factors were offset by a $1.4 million decrease in gas storage operating revenues and a $3.4 million increase in operations and maintenance expense primarily at the utility.

The nine month results are highlighted on the following table:

	Nine Months Ended September 30,
	2015		2014
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Change
Net income (loss):
Utility segment	$23,051	$0.84	$29,416	$1.08	$(6,365)
Gas storage segment	827	0.04	472	0.02	355
Other	120	—	334	0.01	(214)
Consolidated net income	$23,998	$0.88	$30,222	$1.11	$(6,224)
Adjustments:
Regulatory environmental disallowance, net of taxes $5,925(1)	9,075	0.33	—	—	9,075
Adjusted consolidated net income(1)	$33,073	$1.21	$30,222	$1.11	$2,851
Utility margin	$252,935		$250,223		$2,712
Gas storage operating revenues	16,232		17,655		(1,423)
(1) Regulatory environmental disallowance of $15 million is recorded in utility operations and maintenance expense. Adjusted earnings per share (EPS) and net income are non-GAAP measures based on the after-tax disallowance. EPS is calculated using the combined federal and state statutory tax rate of 39.5% and 27.4 million dilutive shares for the first nine months of 2015.

Utility Results
For the three months ended Sept. 30, 2015, utility net loss was $1.3 million lower compared to the same period in 2014. Results were driven by a $1.5 million increase in utility margin, a $0.6 million decrease in operations and maintenance expense, and a $0.7 million decrease in interest expense, offset by a $0.3 million net negative impact related to an increase in depreciation expense, a decrease in other income, and a decrease in general tax expense.

For the nine months ended Sept. 30, 2015, utility net income decreased $6.4 million to $23.1 million compared to the same period last year. The primary factor impacting the 2015 results was the $9.1 million after-tax charge for the environmental disallowance, which is reflected in operations and maintenance expense.

Excluding the charge, utility net income increased $2.7 million primarily due to higher utility margin, an increase in other income, and other offsetting factors.

Customer Growth. NW Natural's customer growth rate for the trailing 12-month period ended Sept. 30, 2015 was 1.5%. The Company added over 10,500 customers during the trailing 12-month period and now serves approximately 707,000 customers.

Utility Volumes and Margin. Utility volume and margin highlights include:

	Three Months Ended September 30,		Nine Months Ended September 30,		Change		% Change
In thousands	2015	2014	2015	2014	QTD	YTD	QTD	YTD
Gas sales & transportation deliveries	154,664	152,329	692,527	766,799	2,335	(74,272)	1.5%	(9.7)%
Utility margin	$51,619	$50,134	$252,935	$250,223	$1,485	$2,712	3.0%	1.1%

For the quarter, total gas sales and transportation deliveries increased slightly due to greater customer usage and customer growth compared to the same period last year. Utility margin for the quarter increased $1.5 million over last year due to customer growth, added loads under higher commercial rate schedules, rate-base returns on certain investments, and gains from gas cost incentive sharing.

For the nine month period, total gas sales and transportation deliveries decreased 74.3 million therms, or 10%, compared to the same period last year due to warmer weather. Average temperatures for the first nine months of 2015 were 15% warmer than a year ago and 22% warmer than average primarily due to warmer temperatures in the first quarter of 2015. Utility margin for the first nine months increased $2.7 million over last year due to customer growth, added loads under higher commercial rate schedules, rate-base returns on certain investments, and gains from gas cost incentive sharing. These gains were offset by lower customer usage from warmer weather primarily during the heating season in the first quarter. Weather impacts utility margins from our Washington customers where the Company does not have a weather normalization mechanism in place and our Oregon customers who opted out of the weather normalization mechanism.

Gas Reserves. The Company has invested approximately $188 million through its gas reserves program to date. The original investment with Encana Oil & Gas (USA) Inc. totaled $178 million and continues to earn a rate of return with a carrying cost for the rate base investment included in Oregon customers' cost of gas. Under the amended agreement with Jonah Energy LLC, the Company invested in seven wells totaling approximately $10 million. In September 2015, the OPUC adopted an all-party settlement related to these additional wells, under which volumes produced are included in the Company's Oregon PGA beginning Nov. 1, 2015 at a fixed rate of $0.4725 per therm, which approximates the 10-year hedge rate plus financing costs at the inception of the investment.

Environmental Site Remediation and Recovery Mechanism (SRRM). As a result of the OPUC Order in the SRRM docket, $15 million of the $95 million in total environmental remediation expenses deferred through 2012 were disallowed. The OPUC found the $95 million to be prudent but disallowed the $15 million from rate recovery based on its determination of how an earnings test should apply to the years between 2003 and 2012, with adjustments for other factors the OPUC deemed relevant. The Company recognized the $15 million pre-tax disallowance, or $9.1 million after-tax charge, during the first quarter of 2015.

The Company submitted the required compliance filing demonstrating the proposed implementation of the Order and SRRM in March 2015. In September 2015, as a result of discussions with the parties, the Company withdrew its original compliance filing and submitted a revised filing noting the parties could potentially raise two issues with the proposed implementation of the Order. First, the Company believes the February 2015 Order reflected the Commission’s determination of the total disallowance to be borne by the Company for prior periods; however, the Company anticipates the parties will question whether interest on the $15 million charge should be separately disallowed. This interest would total approximately $3 million. Second, the Company anticipates discussions concerning how state allocation rates from the Order are applied to its environmental remediation sites. However, the Company believes the effect on current regulatory deferrals related to the state allocation issue would be insignificant.

The Company is engaged in the Commission’s process with the parties to resolve issues they have raised regarding the filing and expects resolution of these matters in the first half of 2016. Although the parties continue discussions related to the revised compliance filing, approximately $13 million of environmental costs will be recovered in Oregon rates beginning Nov. 1, 2015 through Oct. 31, 2016. The revised compliance filing is subject to final review and approval by the OPUC and as a consequence thereof, additional or different implementation procedures could be required, which may, among other things, result in additional impacts on earnings.

The Company requested clarification from the OPUC regarding the amount of Oregon-allocated insurance proceeds to be held in a secured account. In September 2015, the OPUC adopted an all-party settlement which provided that the Company did not need to obtain a secured account. Instead, the Company must accrue interest on the Oregon-allocated pre-tax insurance proceeds of $96 million at an interest rate equal to the five-year treasury rate plus 100 basis points. These insurance proceeds will be used to offset future environmental expenses.

Gas Storage Results
For the third quarter of 2015, the gas storage segment reported net income of $0.8 million, compared to net income of less than $0.1 million for the same period last year. Improved results were mainly driven by a $0.8 million increase in operating revenues from slightly higher contract prices for the 2015-16 gas storage year and a $0.5 million decrease in operating expenses primarily due to lower compensation costs and property taxes at our Gill Ranch facility.

For the first nine months of 2015, gas storage net income increased $0.4 million to $0.8 million compared to the same period last year primarily due to a $1.4 million decrease in operating expenses mainly due to lower repair and power costs at our Gill Ranch facility and a $0.9 million decrease in interest expense related to the retirement of $20 million of Gill Ranch's debt in June of 2014. These decreases were offset by a $1.4 million reduction in operating revenues mainly due to lower contract prices for the 2014-15 gas storage year.

Consolidated Operations and Maintenance (O&M) Expense
Operations and maintenance highlights include:

	Three Months Ended September 30,		Nine Months Ended September 30,		Change
In thousands	2015	2014	2015	2014	QTD	YTD
Operations and maintenance	$32,031	$32,968	$121,458	$103,085	$(937)	$18,373
Environmental disallowance	—	—	15,000	—	—	15,000
Adjusted operations and maintenance (non-GAAP)	$32,031	$32,968	$106,458	$103,085	$(937)	$3,373

For the third quarter of 2015, operations and maintenance expense decreased $0.9 million compared to the same period last year due to a $1.2 million decrease in utility non-payroll expense, primarily due to lower contract work costs, offset by a $0.3 million increase in benefit expense including higher employee incentive and pension costs.

For the first nine months of 2015, operations and maintenance expense increased $18.4 million compared to the same period last year mainly due to the effect of a $15 million pre-tax charge for the environmental disallowance; the Company also expensed an additional $1 million related to the Order. Excluding the charge, other contributing factors were a $4.3 million increase in compensation and benefit expense including increased employee incentive, pension, and health care costs, as well as higher wage rates under the new union labor contract, which became effective June 1, 2014. These increases were partially offset by a $1.9 million decrease in repair and power costs at our Gill Ranch gas storage facility.

Other Income and Expense, Net
Other income and expense, net highlights include:

	Three Months Ended September 30,		Nine Months Ended September 30,		Change
In thousands	2015	2014	2015	2014	QTD	YTD
Other income and expense, net	$746	$407	$6,930	$2,052	$339	$4,878

Other income for the third quarter of 2015 increased $0.3 million compared to the same period last year primarily due to a decrease in regulatory interest expense from the application of insurance proceeds under the SRRM, partially offset by a decrease in interest income from environmental assets accruing interest at a lower rate under the SRRM.

Other income for the first nine months of 2015 increased $4.9 million compared to the same period last year due to the recognition of a net $5.3 million related to the equity earnings included in interest income from our deferred environmental expenses as a result of the OPUC SRRM Order received in February 2015. Offsetting the $5.3 million was a $0.4 million decrease in interest income primarily from environmental assets accruing interest at a lower rate under the SRRM, partially offset by a decrease in regulatory interest expense from the application of insurance proceeds under the SRRM.

Cash Flows
Cash provided by operations for the first nine months of 2015 was $173 million, compared to $215 million for the same period in 2014. The decrease is primarily due to receiving $102 million of environmental insurance recoveries in the first nine months of 2014, which did not recur in 2015, and other working capital changes.

Earnings Guidance for 2015
The Company reaffirmed earnings guidance for 2015 in the range of $1.77 to $1.97 per share. As adjusted, our earnings guidance is $2.10 to $2.30 per share for 2015 excluding the effects of the $15.0 million pre-tax charge, which is equivalent to $0.33 per share after-tax1, for the regulatory disallowance associated with the OPUC order on the recovery of past environmental cost deferrals. The Company’s 2015 earnings guidance assumes continued customer growth from our utility segment, average weather conditions for the remainder of the year, slow recovery of the gas storage market, and no other significant changes in prevailing legislative and regulatory policies or outcomes.

1Impact on earnings per share assumes average shares outstanding of 27.4 million and an income tax rate of 39.5%.

Dividend Declaration
The board of directors of NW Natural declared a quarterly dividend of 46.75 cents per share on the Company’s common stock. The dividends will be payable on Nov. 13, 2015 to shareholders of record on Oct. 30, 2015. Currently, the Company’s indicated annual dividend rate is $1.87 per share.

Presentation of Results
In addition to presenting the results of operations and earnings amounts in total, certain financial measures are expressed in cents per share or exclude the after-tax regulatory disallowance related to the OPUC's 2015 environmental order, which are non-GAAP financial measures. We present net income, EPS, and operations and maintenance expense excluding the regulatory disallowance along with the GAAP measures to illustrate the magnitude of this disallowance on ongoing business and operational results. Although the excluded amounts are properly included in the determination of these items under GAAP, we believe the amount and nature of such disallowance make period to period comparisons of operations difficult or potentially confusing. Financial measures are expressed in cents per share as these amounts reflect factors that directly impact earnings, including income taxes. All references in this section to EPS are on the basis of diluted shares. We use such non-GAAP measures to analyze our financial performance because we believe they provide useful information to our investors and creditors in evaluating our financial condition and results of operations.

Conference Call Arrangements
As previously reported, NW Natural will conduct a conference call and webcast starting at 8 a.m. Pacific Time (11 a.m. Eastern Time) on Nov. 3, 2015 to review the Company's financial and operating results for three and nine months ended Sept. 30, 2015.

To hear the conference call live, please dial 1-866-267-6789 within the United States and 1-855-669-9657 from Canada. To access the conference replay, please call 1-877-344-7529 and enter the conference identification pass code (10073891). To hear the replay from international locations, please dial 1-412-317-0088.

To hear the conference by webcast, log on to NW Natural's corporate website at nwnatural.com.

Forward-Looking Statements
This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, investments, customer growth, weather, commodity and other costs, customer rates or rate recovery, environmental cost recoveries, allocation of environmental insurance settlement proceeds, levels and pricing of gas storage contracts, financial positions, capital expenditures, gas reserves and investments and regulatory recoveries related thereto, free cash flow levels, revenues and earnings and timing thereof, dividends, effects of regulatory disallowance, performance, outcomes, timing or effects of future regulatory proceedings or future regulatory approvals, regulatory prudence reviews, effects and implementation of regulatory mechanisms, including, but not limited to, SRRM, legislative outcomes, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the Company's most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the Company's quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the Company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the Company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

About NW Natural
NW Natural (NYSE:NWN) is headquartered in Portland, Ore., and provides natural gas service to about 707,000 residential, commercial, and industrial customers through 14,000 miles of mains and service lines in western Oregon and southwestern Washington. It is the largest independent natural gas utility in the Pacific Northwest with $3.0 billion in total assets. NW Natural and its subsidiaries currently own and operate underground gas storage facilities with designed storage capacity of approximately 31 Bcf in Oregon and California. Additional information is available at www.nwnatural.com.

# # #

Investor Contact:	Media Contact:
Nikki Sparley	Melissa Moore
Phone: 503-721-2530	Phone: 503-220-2436
Email: n1s@nwnatural.com	Email: msm@nwnatural.com

NORTHWEST NATURAL GAS COMPANY
Comparative Income Statements
(Consolidated - Unaudited)

	Three Months Ended September 30,
In thousands, except per share amounts	2015	2014	Change	% Change
Loss from operations	$(1,873)	$(5,077)	$3,204	63%
Net loss	(6,685)	(8,733)	2,048	23

Diluted average shares of common stock outstanding	27,363	27,189	174	1
Diluted loss per share of common stock	(0.24)	(0.32)	0.08	25

	Nine Months Ended September 30,
In thousands, except per share amounts	2015	2014	Change	% Change
Income from operations	$64,042	$83,217	$(19,175)	(23)%
Net income	23,998	30,222	(6,224)	(21)

Diluted average shares of common stock outstanding	27,399	27,195	204	1
Diluted earnings per share of common stock	0.88	1.11	(0.23)	(21)

	Twelve Months Ended September 30,
In thousands, except per share amounts	2015	2014	Change	% Change
Income from operations	$123,790	$142,461	$(18,671)	(13)%
Net income	52,468	59,228	(6,760)	(11)

Diluted average shares of common stock outstanding	27,370	27,158	212	1
Diluted earnings per share of common stock	1.92	2.18	(0.26)	(12)

NORTHWEST NATURAL GAS COMPANY
Consolidated Balance Sheets (Unaudited)	September 30,
In thousands	2015	2014
Assets:
Current assets:
Cash and cash equivalents	$5,227	$8,275
Accounts receivable	29,800	30,468
Accrued unbilled revenue	15,752	12,442
Allowance for uncollectible accounts	(308)	(840)
Regulatory assets	82,712	52,250
Derivative instruments	2,956	5,587
Inventories	80,974	86,600
Gas reserves	17,822	21,455
Income taxes receivable	—	7,639
Deferred tax assets	15,663	5,100
Other current taxes	27,313	19,158
Total current assets	277,911	248,134
Non-current assets:
Property, plant, and equipment	3,072,998	2,990,662
Less: Accumulated depreciation	905,137	883,568
Total property, plant, and equipment, net	2,167,861	2,107,094
Gas reserves	117,784	131,745
Regulatory assets	333,953	263,321
Derivative instruments	299	602
Other investments	68,503	67,980
Restricted cash	4,500	3,000
Other non-current assets	7,554	11,648
Total non-current assets	2,700,454	2,585,390
Total assets	$2,978,365	$2,833,524
Liabilities and equity:
Current liabilities:
Short-term debt	$225,200	$190,000
Current maturities of long-term debt	—	40,000
Accounts payable	54,425	71,018
Taxes accrued	11,854	11,876
Interest accrued	9,800	10,427
Regulatory liabilities	34,127	23,352
Derivative instruments	21,949	5,520
Other current liabilities	27,924	33,481
Total current liabilities	385,279	385,674
Long-term debt	621,700	621,700
Deferred credits and other non-current liabilities:
Deferred tax liabilities	527,336	499,809
Regulatory liabilities	334,490	312,500
Pension and other postretirement benefit liabilities	228,861	142,502
Derivative instruments	3,540	551
Other non-current liabilities	117,950	118,531
Total deferred credits and other non-current liabilities	1,212,177	1,073,893
Equity:
Common stock	380,208	371,657
Retained earnings	388,082	386,461
Accumulated other comprehensive loss	(9,081)	(5,861)
Total equity	759,209	752,257
Total liabilities and equity	$2,978,365	$2,833,524

NORTHWEST NATURAL GAS COMPANY	Nine Months Ended
Consolidated Statements of Cash Flows (Unaudited)	September 30,
In thousands	2015	2014
Operating activities:
Net income	$23,998	$30,222
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	60,683	59,236
Regulatory amortization of gas reserves	13,606	13,795
Deferred tax liabilities, net	7,153	10,721
Non-cash expenses related to qualified defined benefit pension plans	4,238	3,795
Contributions to qualified defined benefit pension plans	(11,780)	(10,500)
Deferred environmental (expenditures), net of recoveries	(8,063)	89,537
Non-cash regulatory disallowance of prior environmental cost deferrals	15,000	—
Non-cash interest income on deferred environmental expenses	(5,322)	—
Other	669	(1,692)
Changes in assets and liabilities:
Receivables	82,586	100,931
Inventories	(3,142)	(25,931)
Taxes accrued	2,823	(3,085)
Accounts payable	(36,230)	(28,762)
Interest accrued	3,721	3,324
Deferred gas costs	27,042	(22,173)
Other, net	(4,237)	(4,554)
Cash provided by operating activities	172,745	214,864
Investing activities:
Capital expenditures	(86,923)	(86,552)
Utility gas reserves	(1,165)	(21,734)
Restricted cash	(1,500)	1,000
Other	1,346	82
Cash used in investing activities	(88,242)	(107,204)
Financing activities:
Common stock issued, net	1,252	5,460
Long-term debt retired	(40,000)	(80,000)
Change in short-term debt	(9,500)	1,800
Cash dividend payments on common stock	(38,122)	(37,442)
Other	(2,440)	1,326
Cash used in financing activities	(88,810)	(108,856)
Decrease in cash and cash equivalents	(4,307)	(1,196)
Cash and cash equivalents, beginning of period	9,534	9,471
Cash and cash equivalents, end of period	$5,227	$8,275

Supplemental disclosure of cash flow information:
Interest paid	$25,264	$30,701
Income taxes paid (net of refunds)	10,631	14,945

NORTHWEST NATURAL GAS COMPANY
Financial Highlights (Unaudited)
Third Quarter - 2015

	Three Months Ended			Nine Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	September 30,			September 30,			September 30,
	2015	2014	Change	2015	2014	Change	2015	2014	Change
Operating revenues	$93,128	$87,199	7%	$493,073	$513,754	(4)%	$733,356	$774,502	(5)%

Operating expenses:
Cost of gas	35,856	32,227	11	223,737	245,708	(9)	343,519	383,850	(11)
Operations and maintenance	32,031	32,968	(3)	121,458	103,085	18	155,355	140,088	11
General taxes	6,772	7,143	(5)	23,153	22,508	3	30,052	29,436	2
Depreciation and amortization	20,342	19,938	2	60,683	59,236	2	80,640	78,667	3
Total operating expenses	95,001	92,276	3	429,031	430,537	—	609,566	632,041	(4)
Income (loss) from operations	(1,873)	(5,077)	63	64,042	83,217	(23)	123,790	142,461	(13)
Other income and expense, net	746	407	83	6,930	2,052	238	6,811	3,451	97
Interest expense, net	10,111	10,805	(6)	31,030	34,024	(9)	41,569	45,653	(9)
Income (loss) before income taxes	(11,238)	(15,475)	27	39,942	51,245	(22)	89,032	100,259	(11)
Income tax expense (benefit)	(4,553)	(6,742)	32	15,944	21,023	(24)	36,564	41,031	(11)
Net income (loss)	$(6,685)	$(8,733)	23	$23,998	$30,222	(21)	$52,468	$59,228	(11)

Common shares outstanding:
Average diluted for period	27,363	27,189		27,399	27,195		27,370	27,158
End of period	27,367	27,203		27,367	27,203		27,367	27.203

Per share information:
Diluted earnings (loss) per share	$(0.24)	$(0.32)		$0.88	$1.11		$1.92	$2.18
Dividends declared per share of common stock	0.465	0.460		1.395	1.380		1.86	1.84
Book value per share, end of period	27.74	27.65		27.74	27.65		27.74	27.65
Market closing price, end of period	45.84	42.25		45.84	42.25		45.84	42.25

Capital Structure, end of period:
Common stock equity	47.3%	46.9%		47.3%	46.9%		47.3%	46.9%
Long-term debt	38.7	38.8		38.7	38.8		38.7	38.8
Short-term debt (including amounts due in one year)	14.0	14.3		14.0	14.3		14.0	14.3
Total	100.0%	100.0%		100.0%	100.0%		100.0%	100.0%

Utility operating statistics:
Customers, end of period	706,566	695,902	1.5%	706,566	695,902	1.5%	706,566	695,902	1.5%
Utility volumes (therms):
Residential and commercial sales	53,662	49,843		357,545	420,532		557,916	666,409
Industrial sales and transportation	101,002	102,486		334,982	346,267		460,802	475,401
Total utility volumes sold and delivered	154,664	152,329		692,527	766,799		1,018,718	1,141,810
Utility operating revenues:
Residential and commercial sales	$73,236	$68,369		$432,067	$451,557		$652,950	$690,702
Industrial sales and transportation	15,959	15,588		53,623	53,955		73,660	73,462
Other revenues	651	602		3,188	3,245		3,926	3,928
Less: Revenue taxes	2,371	2,198		12,206	12,826		18,217	19,286
Total utility operating revenues	87,475	82,361		476,672	495,931		712,319	748,806
Less: Cost of gas	35,856	32,227		223,737	245,708		343,519	383,850
Utility margin	$51,619	$50,134		$252,935	$250,223		$368,800	$364,956
Degree days:
Average (25-year average)	95	95		2,641	2,641		4,240	4,240
Actual	75	18	317%	2,068	2,438	(15)%	3,422	4,236	(19)%
Percent colder (warmer) than average weather	(21)%	(81)%		(22)%	(8)%		(19)%	—%